Exhibit 3.1

CERTIFICATE OF DESIGNATIONS,

PREFERENCES AND RIGHTS OF

SERIES B PREFERRED STOCK, $.001 PAR VALUE PER SHARE

Helix TCS, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby certifies that the following resolution was adopted by the Board of Directors of the Company (the “Board”) on May 12, 2017 in accordance with the provisions of its Certificate of Incorporation (as amended and may be amended from time to time, the “Certificate of Incorporation”) and by-laws. The authorized series of the Company’s previously-authorized preferred stock shall have the following preferences, privileges, powers and restrictions thereof, as follows:

RESOLVED, that pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Certificate of Incorporation, as amended, and by-laws of the Company, the Board hereby authorizes a series of the Company’s previously authorized preferred stock (the “Preferred Stock”), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

I.                   NAME OF THE CORPORATION

The name of the Company is Helix TCS, Inc.

II.                DESIGNATION AND AMOUNT; DIVIDENDS

A. Designation. The designation of said series of Preferred Stock shall be Series B Preferred Stock, $.001 par value per share (the “Series B Preferred Stock”).

B. Number of Shares. The number of shares of Series B Preferred Stock authorized shall be nine million (9,000,000) shares.

C. Dividends. The Series B Preferred Stock shall bear no dividends, except that if the Board shall declare a dividend payable upon the then-outstanding shares of the Company’s common stock (the “Common Stock”), the Board shall declare at the same time a dividend upon the then-outstanding shares of the Series B Preferred Stock, payable at the same time as the dividend paid on the Common Stock, in an amount equal to the amount of dividends per share of the Series B Preferred Stock as would have been payable on the largest number of whole shares of the Common Stock into which each share of the Series B Preferred Stock held by each holder thereof would be entitled to if such shares of the Series B Preferred Stock had been converted to the Common Stock pursuant to the provisions of Article VI hereof as of the record date for the determination of holders of the Common Stock entitled to receive such dividends.

III.             Liquidation Rights.

A.       Preferential Payments to the Holders of the Series B Preferred Stock. In the event of any Deemed Liquidation Event (as defined in Article III Subsection C hereof), voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of the Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company legally available for distribution to its stockholders pari passu with the holders of the Company’s Series A Preferred Stock, before any payment shall be made to the holders of the Common Stock, by reason of their ownership thereof, an amount per share equal to $0.3253815 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the Effective Time, the “Preferred Stock Original Issue Price”), plus any dividends declared but unpaid thereon (the “Preferred Stock Liquidation Preference”). If, upon any such liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of the Company’s Series A Preferred Stock and Series B Preferred Stock the full amount to which they shall be entitled under this Article III Subsection A, the holders of shares of Series B Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

B.       Distribution of Remaining Assets. In the event of any Deemed Liquidation Event, voluntary or involuntary liquidation, dissolution or winding up of the Company, after the payment of the Preferred Stock Liquidation Preference, the remaining assets of the Company available for distribution to its stockholders shall be distributed among the holders of the shares of the Common Stock and the Company’s Series A Preferred and Series B Preferred Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such shares of the Company’s Series A Preferred Stock and Series B Preferred Stock as if they had been converted to the Common Stock pursuant to the terms of this Certificate of Designations or the applicable governing certificate of designations immediately prior to such dissolution, liquidation or winding up of the Company. The aggregate per share amount which a holder of a share of the Series B Preferred Stock is entitled to receive under Article III Subsection A and B is hereinafter referred to as the “Series B Liquidation Amount”.

C.       Deemed Liquidation Events.

i.       Definition. Each of the following events shall be considered a “Deemed Liquidation Event”, unless the holders of at least a majority of the then-outstanding shares of Series B Preferred Stock, voting together as a single class, elect otherwise by written notice given to the Company at least ten (10) days prior to the effective date of any such event:

A)       a merger or consolidation in which

(1)       the Company is a constituent party, or

(2)       a subsidiary of the Company is a constituent party, and the Company issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Company or a subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (x) the surviving or resulting corporation or (y) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

B)       the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company, of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly-owned subsidiary of the Company; or

C)       any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the he Securities Exchange Act of 1934, as amended (the “Exchange Act”) or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) of the Exchange Act (other than Helix Opportunities LLC or any of its affiliates), becomes after the date hereof the “beneficial owner” (as such term is defined in Rule 13d-3 of the Exchange Act (provided that a person will be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time)), directly or indirectly, fifty percent (50%) or more of voting stock of the Company; or

D)       any voluntary or involuntary liquidation, dissolution or winding up of the Company.

ii.       Effecting a Deemed Liquidation Event.

A)       The Company shall not have the power to effect a Deemed Liquidation Event referred to in Article III Subsection C(i)(A)(1) above unless the definitive agreement for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Company shall be allocated among the holders of capital stock of the Company in accordance with Article III Subsections A and B, above.

B)       In the event of a Deemed Liquidation Event referred to in Article III Subsection C(i)(A)(2) and (C)(i)(B) above, if the Company does not effect a dissolution of the Company under the DGCL within ninety (90) days after such Deemed Liquidation Event, then (1) the Company shall send a written notice to each holder of the Series B Preferred Stock no later than the ninetieth (90th) day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (2) to require the redemption of such shares of the Series B Preferred Stock, and (2) if the holders of at least a majority of the then-outstanding shares of Series B Preferred Stock so request in a written instrument delivered to the Company not later than one hundred twenty (120) days after such Deemed Liquidation Event, the Company shall use the consideration received by the Company for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of the Company) together with any other assets of the Company available for distribution to its stockholders (the “Available Proceeds”), to the extent legally available therefor, on the one hundred fiftieth (150th) day after such Deemed Liquidation Event, to redeem all outstanding shares of the Series B Preferred at a per share price equal to the Series B Liquidation Amount.

C)       Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding clause, if the Available Proceeds are not sufficient to redeem all outstanding shares of the Series B Preferred Stock, or if the Company does not have sufficient lawfully available funds to effect such redemption, the Company shall use such Available Proceeds to redeem the Series B Preferred Stock , pro rata based on the number of shares held by each holder, to the fullest extent of such Available Proceeds or such lawfully available funds. The Company shall then redeem any remaining shares of the Common Stock as soon as practicable after the Company has funds legally available therefor. Prior to the distribution or redemption provided for in this Article III Subsection C(ii)(C), the Company shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

iii)       Amount Deemed Paid or Distributed. If the amount deemed paid or distributed under this Article III is made in property other than in cash, the value of such distribution shall be the fair market value of such property, determined as follows:

A)       For securities not subject to investment letters or other similar restrictions on free marketability,

(1)       if traded on a nationally registered stock exchange owned or operated by the NYSE (New York Stock Exchange) or NASDAQ stock market (each, an “Approved Stock Exchange”), the value shall be deemed to be the average of the closing prices of the securities on such Approved Stock Exchange over the thirty (30) trading day period ending three (3) days prior to the closing of such transaction; or

(2)       if the securities are not traded on an Approved Stock Exchange, the value shall be the fair market value thereof, as determined by the Board acting in good faith. In any such case, the Board shall notify each holder of shares of the Series B Preferred Stock of its determination of the fair market value or allocation, as the case may be, of such consideration prior to payment or accepting receipt thereof. If, within ten (10) business days after receipt of such notice, the holders of not less than a majority of the shares of Series B Preferred Stock then outstanding shall notify the Board in writing of their objection to such determination, a determination of the fair market value of such consideration or allocation, as the case may be, shall be made by a nationally recognized independent investment banking firm acceptable to the Company and the holders of at least a majority of the shares of Series B Preferred Stock then outstanding. If the parties are unable to agree on such an investment banking firm, one shall be chosen by two nationally recognized independent investment banking firms, one of which shall be designated by the Company and one of which shall be designated by the holders of at least a majority of the shares of Series B Preferred Stock then outstanding. The Company shall bear the entire cost of the fees and expenses borne by the parties in such determination of such fair market value.

B)       The method of valuation of securities subject to investment letters or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall take into account an appropriate discount (as mutually determined by the Board and holders of at least a majority of the outstanding shares of the Company’s Series A Preferred Stock and Series B Preferred Stock) from the market value as determined pursuant to Article III Subsection A(2) above so as to reflect the approximate fair market value thereof.

iv)       Allocation of Escrow. In the event of a Deemed Liquidation Event pursuant to the Article III Subsection C(i)(A)(1) above, if any portion of the consideration payable to the stockholders of the Company is placed into escrow and/or is payable to the stockholders of the Company subject to contingencies (the “Additional Consideration”), the Merger Agreement shall provide that (1) the portion of such consideration that is not Additional Consideration (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Company in accordance with the Article III Subsections A and B above, as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event and (2) any additional consideration which becomes payable to the stockholders of the Company upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Company in accordance with the Article III Subsection A and B above after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Article III Subsection (C)(iv), consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

IV. RANK

All shares of the Series B Preferred shall rank (i) pari passu to the Company’s Series A Preferred Stock (ii) senior to the Company’s Common Stock, (iii) pari passu with any class or series of capital stock of the Company hereafter created and specifically ranking, by its terms, on par with the Series B Preferred Stock and (iv) junior to any class or series of capital stock of the Company hereafter created specifically ranking, by its terms, senior to the Series B Preferred Stock, in each case as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

V. VOTING RIGHTS

A.       General Rights. Except as otherwise provided herein or in the Company’s bylaws, the Series B Preferred Stock shall vote together with the Common Stock and all other classes and series of stock of the Company as a single class on all actions to be taken by the stockholders of the Company including, but not limited to, actions amending the certificate of incorporation of the Company to increase the number of authorized shares of the Common Stock. Each holder of shares of the Series B Preferred Stock shall be entitled to the number of votes equal to the number of shares of the Common Stock into which such shares of the Series B Preferred Stock are then convertible pursuant Article VI hereof.

B.       Separate Vote of the Series B Preferred Stock. For so long as any the shares of the Series B Preferred Stock remain outstanding, in addition to any other vote or consent required by the Company’s Certificate of Incorporation or bylaws, the vote or written consent of the holders of at least a majority of the outstanding shares of the Series B Preferred Stock, voting or consenting together as a separate class, shall be necessary for authorizing, effecting or validating the following actions:

i)       amending, waiving, altering or repealing any provisions of the Certificate of Incorporation or bylaws of the Company if such action would materially adversely alter the rights, preferences or privileges provided for the benefit of the Series B Preferred Stock (it being understood that the creation of a new class of Preferred Stock on parity with or senior to the Series B Preferred Stock would not be deemed to materially adversely alter the rights, preferences or privileges provided for the benefit of the Series B Preferred Stock);

ii)       increasing the authorized number of shares of Series B Preferred Stock;

iii)       reclassifying, altering or amending any existing security of the Company that is junior to or pari passu with the Series B Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Company or the payment of dividends, if such reclassification, alteration or amendment would render such other security on parity with (if previously junior to) or senior to the Series B Preferred Stock; or

iv)       entering into an agreement to do any of the foregoing.

C.       Election of Board of Directors. The number of directors that constitute the whole Board shall be fixed by the Board in the manner provided in the Company’s bylaws but, at all times from the date that the shares of the Series B Preferred Stock are initially issued (the “Original Issue Date”), shall consist of no less than two (2) and no more than ten (10) directors, elected as follows:

i)       The holders of the Series B Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board (the “Series B Director”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director; for the avoidance of doubt, at no time shall there be more than one Series B Director serving on the Board.

ii)       In addition to the Series B Director, the holders of the Common Stock, Series A Preferred Stock and the Series B Preferred Stock, voting together as a single class on an as if converted basis, shall be entitled to elect the remaining members of the Board, one of whom shall be the Company’s chief executive officer, at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

iii)       This Article V shall have no further force or effect upon the occurrence of a Qualified Initial Public Offering (as hereinafter defined).

D.       Amendment of this Certificate of Designations. This Certificate of Designations may be amended, restated or otherwise altered by the vote or written consent of the holders of at least a majority of the outstanding shares of the Series B Preferred Stock along with the vote or written consent of a majority of the members of the Board. The holders of Common Stock shall not be entitled to vote on or consent to any such amendment or restatement.

VI.       COVNERSION RIGHTS

At any time on or after May 12, 2018, the holders of the Series B Preferred Stock shall have the following rights with respect to conversion into shares of the Common Stock (the “Conversion Rights”):

A.       Optional Conversion. At any time on or after May 12, 2018 each share of the Series B Preferred Stock may, at the option of the holder thereof, be converted by the holder thereof at any time into fully-paid and nonassessable shares of the Common Stock. The number of shares of the Common Stock to which a holder of the Series B Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the Preferred Conversion Rate, defined below, then in effect by the number of shares of the Series B Preferred Stock being converted.

B.       Conversion Rate. The conversion rate in effect at any time for conversion of the Series B Preferred Stock (the “Preferred Conversion Rate”) shall be the quotient obtained by dividing the Preferred Stock Original Issue Price by the Preferred Stock Conversion Price, defined below, calculated as provided in Article VI Subsection C below.

C.       Conversion Price. The conversion price for the Series B Preferred Stock (the “Preferred Stock Conversion Price”) shall initially be the Preferred Stock Original Issue Price. The Preferred Stock Conversion Price shall be adjusted from time to time in accordance with Article VI. All references to the Preferred Stock Conversion Price herein shall mean the Preferred Stock Conversion Price as adjusted.

D.       Mechanics of Conversion. Each holder of the Series B Preferred Stock who desires to convert the same into shares of the Common Stock pursuant to this Article VI shall surrender the certificate or certificates therefore, duly endorsed, at the office of the Company or any transfer agent for the Series B Preferred Stock, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of the Series B Preferred Stock being converted. Thereupon, the Company shall promptly (but in no event more than five (5) business days after delivery of the notice required by the first sentence of this Article VI Subsection D) issue and deliver at such office to such holder a certificate or certificates for the number of shares of the Common Stock to which such holder is entitled (fractional shares due to the holder of the Series B Preferred Stock will be rounded to the next highest whole number) and shall promptly pay any declared and unpaid dividends on the shares of such Series B Preferred Stock being converted, if any. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of the Series B Preferred Stock to be converted, and the person entitled to receive the shares of the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of the Common Stock on such date.

E.       Adjustment for Stock Splits and Combinations. If at any time or from time to time on or after the Original Issue Date, the Company effects a subdivision of the outstanding Common Stock without a corresponding subdivision of the Series B Preferred Stock, the Preferred Stock Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Original Issue Date, the Company combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series B Preferred Stock, the Preferred Stock Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Article VI Subsection E shall become effective at the close of business on the date the subdivision or combination becomes effective.

F.       Adjustment for Common Stock Dividends and Distributions. If at any time or from time to time on or after the Original Issue Date, the Company pays a dividend or other distribution on the Common Stock in additional shares of the Common Stock, the Preferred Stock Conversion Price that is then in effect shall be decreased as of the time of such issuance, as provided below:

i)       The Preferred Stock Conversion Price shall be adjusted by multiplying such Preferred Stock Conversion Price then in effect by a fraction:

A)       the numerator of which is the total number of shares of the Common Stock issued and outstanding immediately prior to the time of such issuance, and

B)       the denominator of which is the total number of shares of the Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of the Common Stock issuable in payment of such dividend or distribution.

ii)       If the Company fixes a record date to determine which holders of the Common Stock are entitled to receive such dividend or other distribution, the Preferred Stock Conversion Price shall be fixed as of the close of business on such record date and the number of shares of the Common Stock shall be calculated immediately prior to the close of business on such record date.

iii)       If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefore, the Preferred Stock Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Preferred Stock Conversion Price shall be adjusted pursuant to this Article VI Subsection F to reflect the actual payment of such dividend or distribution.

G.       Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time on or after the Original Issue Date, the Common Stock issuable upon the conversion of the Series B Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a Deemed Liquidation Event or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Article VI), in any such event, each holder of the Series B Preferred Stock shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of the Common Stock into which such shares of the Series B Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other stock, securities or property by the terms thereof.

H.       Reorganizations, Mergers or Consolidations. If at any time or from time to time on or after the Original Issue Date, there is a capital reorganization of the Common Stock or a merger or consolidation of the Company with or into another corporation or another entity or person (other than a Deemed Liquidation Event or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Article VI, as a part of such capital reorganization, merger or consolidation, provision shall be made so that the holders of the Series B Preferred Stock shall thereafter be entitled to receive, upon conversion of the Series B Preferred Stock, the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of the Common Stock deliverable upon conversion would have been entitled upon such capital reorganization, merger or consolidation, subject to adjustment in respect of such stock, securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Article VI Subsection H with respect to the rights of the holders of the Series B Preferred Stock after the capital reorganization, merger or consolidation to the end that the provisions of this Article VI Subsection H (including adjustment of the Preferred Stock Conversion Price then in effect and the number of shares issuable upon conversion of the Series B Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

I.       Sale of Shares Below Preferred Stock Conversion Price.

i)       If at any time or from time to time after the Original Issue Date the Company issues or sells or is deemed by the express provisions of this Article VI Subsection I(i) to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), other than as a dividend or other distribution on the Common Stock in Additional Shares of the Common Stock, as provided in Article VI Subsection F above, and other than a subdivision or combination of shares of the Common Stock (as provided in Article VI Subsection E above), for an Effective Price (as hereinafter defined) less than the then-effective Preferred Stock Conversion Price, the then-Preferred Stock Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Preferred Stock Conversion Price in effect immediately prior to such issuance or sale by a fraction:

A)       the numerator of which shall be (i) the number of shares of the Common Stock Deemed Outstanding (as hereinafter defined) immediately prior to such issue or sale, plus (ii) the number of shares of the Common Stock which the Aggregate Consideration (as hereinafter defined) received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at the then-effective Preferred Stock Conversion Price, and

B)       the denominator of which shall be (i) the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus (ii) the total number of Additional Shares of Common Stock so issued or deemed to be issued.

For purposes of the foregoing sentence “Common Stock Deemed Outstanding” means, as of any given date, the sum of (A) the number of shares of the Common Stock outstanding, (B) the number of shares of the Common Stock into which the then-outstanding shares of the Series B Preferred Stock could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of the Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.

Notwithstanding the provisions of this Article VI Subsection I, no adjustment to the Preferred Stock Conversion Price shall be made pursuant to this Article VI Subsection I if, on or before the date of an issuance or sale, or deemed issuance or sale, of Additional Shares of Common Stock for an Effective Price less than the Preferred Stock Conversion Price then in effect, the holders of at least fifty percent (50%) of the Series B Preferred Stock, voting as a class, waives the application of this Article VI Subsection I to the Preferred Stock Conversion Price in connection with any such issuance or sale or deemed issuance or sale.

ii)       No adjustment shall be made to the Preferred Stock Conversion Price under this Article VI Subsection I in an amount less than one cent ($0.01) per share. Any adjustment otherwise required by this Article VI Subsection I that is not required to be made due to the preceding sentence shall be included in any subsequent adjustment to the Preferred Stock Conversion Price.

iii)       For the purpose of the adjustment required under this Article VI Subsection I, if (1) the Company issues or sells (x) Convertible Securities (as defined below) or (y) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities (excluding rights, options or Convertible Securities that are Exempted Securities (as defined below)), and (2) the Effective Price (as defined below) of such Convertible Securities or rights or options for the purchase of Additional Shares of Common Stock is less than the Preferred Stock Conversion Price, in each case, the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities plus:

A)       in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options; and

B)       in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of anti-dilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

C)       If the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of anti-dilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided, however, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities.

D)       No further adjustment of the Preferred Stock Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Preferred Stock Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Preferred Stock Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of any shares of the Preferred.

E)       No readjustment pursuant to Article VI Subsection I(iii)(C) and Article VI Subsection I(iii)(D) shall have the effect of increasing the Preferred Stock Conversion Price to an amount which exceeds the lower of (1) the Preferred Stock Conversion Price on the original adjustment date or (2) the Preferred Stock Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

iv)       As used in this Article VI Subsection I and elsewhere in this Certificate of Designations, capitalized terms shall have the following meanings:

A)       “Additional Shares of Common Stock” shall mean all shares of the Common Stock issued by the Company or deemed to be issued pursuant to this Article VI Subsection I after the Original Issue Date, other than (x) the following shares of Common Stock and (y) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (x) and (y), collectively, “Exempted Securities”):

(1)       shares of the Common Stock issued or issuable upon conversion of any shares of the Series B Preferred Stock;

(2)       shares of the capital stock of the Company issued in payment of dividends;

(3)       shares of the Common Stock, including options, warrants or other rights to purchase up to such number of shares of the Common Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the Original Issue Date), issued, sold or granted after the Original Issue Date to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by a majority of the members of the Board;

(4)       shares of the Common Stock issued in connection with any stock split, stock dividend or recapitalization by the Company;

(5)       shares of the Common Stock, Series A Preferred Stock or the Series B Preferred Stock issued or issuable pursuant to the exercise of options, warrants or Convertible Securities outstanding as of the Effective Time;

(6)       shares of the Common Stock, Series A Preferred Stock or Series B Preferred Stock and/or options, warrants or other rights to purchase the Common Stock or any preferred stock issued or issuable for consideration other than cash pursuant to a merger, consolidation, acquisition, strategic alliance or similar business combination approved by a majority of the members of the Board;

(7)       shares of the Common Stock, Series A Preferred Stock, or the Series B Preferred Stock issued or issuable pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution approved by a majority of the members of the Board; and

(8)       any equity securities issued or issuable in connection with strategic transactions involving the Company and other entities approved by a majority of the members of the Board, including (a) joint ventures, manufacturing, marketing or distribution arrangements or (b) technology transfer or development arrangements.

B)       “Aggregate Consideration” shall mean: (1) to the extent it consists of cash, be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale but without deduction of any expenses payable by the Company; (2) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board; and (3) if Additional Shares of Common Stock, Convertible Securities or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

C)       “Convertible Securities” means any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for shares of the Common Stock, but excluding Options.

D)       “Effective Price” means the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under Article VI Subsection I, into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under Article VI Subsection I, for such Additional Shares of Common Stock.

E)       “Option” means outstanding rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

J.       Multiple Closing Dates. In the event the Company shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Preferred Stock Conversion Price pursuant to the terms of Article VI Subsection I, then, upon the final such issuance, the Preferred Stock Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

K.       Certificate of Adjustment. In each case of an adjustment or readjustment of the Preferred Stock Conversion Price for the number of shares of the Common Stock or other securities issuable upon conversion of the Series B Preferred Stock, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall either (i) via electronic mail or (ii) mail such certificate, by first class mail, postage prepaid, to each registered holder of the Preferred Stock at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Effective Price of any such Additional Shares of Common Stock, (iii) the Preferred Stock Conversion Price for the Series B Preferred Stock, at the time in effect, (iv) the number of Additional Shares of Common Stock and (v) the type and amount, if any, of other property which at the time would be received upon conversion of the Series B Preferred Stock.

L.       Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Deemed Liquidation Event or other capital reorganization of the Company, any stock split, combination of shares, reverse stock split, reorganization, recapitalization, or other reclassification affecting the Company’s equity securities (each, a “Recapitalization Event”), any merger or consolidation of the Company with or into any other corporation, or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of the Series B Preferred Stock at least ten (10) days prior to the record date specified therein (or such shorter period approved by the holders of a majority of the outstanding shares of the Series B Preferred Stock) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Deemed Liquidation Event, Recapitalization Event, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of the Common Stock (or other securities) shall be entitled to exchange their shares of the Common Stock (or other securities) for securities or other property deliverable upon such Deemed Liquidation Event, Recapitalization Event, transfer, consolidation, merger, dissolution, liquidation or winding up.

M.       Automatic Conversion.

i)       At any time on or after May 12, 2018 either (A) upon the affirmative vote or consent of the holders of at least a majority of the outstanding shares of the Series B Preferred Stock; or (B) immediately prior to the closing of a firmly underwritten initial public offering (involving the listing of the Company’s Common Stock on am Approved Stock Exchange) pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Act”), covering the offer and sale of the Common Stock for the account of the Company in which the net cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least fifty million dollars ($50,000,000) (the “Qualified Initial Public Offering”) (the time immediately prior to such closing or the date and time of the event specified in such vote or written consent is referred to herein as the “Automatic Conversion Time”), (1) all outstanding shares of the Series B Preferred Stock shall automatically be converted into shares of the Common Stock, at the then-effective Preferred Stock Conversion Price, and (2) such shares may not be reissued by the Company. Upon such automatic conversion, any accrued and unpaid dividends on the Preferred Stock shall be paid in accordance with the provisions of Article VI Subsection D.

ii)       The Company shall send to all holders of record of shares of the Series B Preferred Stock written notice of the Automatic Conversion Time and the place designated for mandatory conversion of all such shares of the Preferred Stock pursuant to this Article VI Subsection M. The Company need not send such notice in advance of the occurrence of the Automatic Conversion Time. Upon receipt of such notice, each holder of shares of the Series B Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate) to the Company at the place designated in such notice, and shall thereafter receive a certificate or certificates for the number of shares of the Common Stock to which such holder is entitled pursuant to this Article VI Subsection M.

iii)       All shares of the Series B Preferred Stock shall, from and after the Automatic Conversion Time, no longer be deemed to be outstanding and, notwithstanding the failure of the holder or holders thereof to surrender the certificates for such shares on or prior to such time, all rights with respect to such shares shall immediately cease and terminate at the Automatic Conversion Time, except only the right of the holders thereof to receive shares of the Common Stock in exchange therefor and to receive payment of any dividends declared but unpaid thereon. Such converted shares of the Series B Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Company may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of the Preferred Stock accordingly.

N.       Fractional Shares. No fractional shares of the Common Stock shall be issued upon conversion of the Series B Preferred Stock. All shares of the Common Stock (including fractions thereof) issuable upon conversion of more than one share of the Series B Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fractional share, the Company shall round up to the next highest whole number.

O.       Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of the Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of its shares of the Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock. If at any time the number of authorized but unissued shares of the Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of the Series B Preferred Stock, the Company will take such corporate action as may, in the opinion of its legal counsel, be necessary to increase its authorized but unissued shares of the Common Stock to such number of shares as shall be sufficient for such purpose.

P.       Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of the Common Stock upon conversion of shares of the Series B Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of the Common Stock in a name other than that in which the shares of the Series B Preferred Stock so converted were registered.

VII. MISCELLANEOUS

A.       Status of Redeemed Stock. In case any shares of Series B Preferred Stock shall be redeemed or otherwise reacquired, the shares so redeemed or reacquired shall resume the status of authorized but unissued shares of preferred stock, and shall no longer be designated as Series B Preferred Stock.

B. Lost or Stolen Certificates. Upon receipt by the Company of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) in the case of loss, theft or destruction, indemnity (with a bond or other security) reasonably satisfactory to the Company, or in the case of mutilation, the Preferred Stock Certificate(s) (surrendered for cancellation), the Company shall execute and deliver new Series B Preferred Stock Certificates.

C. Waiver. Any of the rights, powers, preferences and other terms of the Series B Preferred Stock set forth herein may be waived on behalf of all holders of the Series B Preferred Stock by the affirmative written consent or vote of the holders of at least fifty percent (50%) of the shares of the Series B Preferred Stock then outstanding.

D. Notices. Any notice required by the provisions of this Certificate of Designations shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

IN WITNESS WHEREOF, the undersigned has signed this certificate as of the 12th day of May, 2017.

HELIX TCS, INC.

By:	/s/ Zachary L. Venegas
	Name:	Zachary L. Venegas
	Title:	Chief Executive Officer